Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END 2019 RESULTS

Company Release: January 27, 2020

2019 Highlights:

•	Net income totaled $13.2 million for the year ended December 31, 2019, or $1.08 per diluted common share, up 36.1% from $9.7 million or $0.91 per diluted common share for year ended December 31, 2018.
•	Total assets were $1.13 billion at December 31, 2019, up 18.5% from $952.1 million at December 31, 2018.
•	Total loans receivable grew at a rate of 22.3% during the year ended December 31, 2019.
•	Total deposits increased 20.5% during the year ended December 31, 2019 to $968.0 million, compared to $803.6 million at December 31, 2018.
•	Total core deposits increased 23.9% during the year ended December 31, 2019, and were 89.1% of total deposits, compared to 86.6% at December 31, 2018.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter and year ended December 31, 2019.  Net income for the fourth quarter of 2019 was $3.6 million, or $0.30 per diluted common share, compared with net income of $3.5 million, or $0.29 per diluted common share, for the third quarter of 2019.

The Company had net income of $13.2 million for the year ended December 31, 2019, or $1.08 per diluted common share, compared to $9.7 million, or $0.91 per diluted common share for the year ended December 31, 2018.

“We are pleased to announce that we finished 2019 strong with a 36.1% increase in net income, a 22.3% increase in total loans receivable and a 20.5% increase in deposits, as compared to the year ended December 31, 2018.  The Company’s return on average equity was 11.66% for the fourth quarter of 2019,” stated Eric Sprink, the President and CEO of the Bank and the Company.

“We remain focused on growing and managing the Bank, while investing, growing, and innovating our way to an enhanced future that combines our strong Bank with additional sources of fee income and a path to stronger and more viable digital Bank in the future.

Today, we are formally introducing our CCBX Division which provides Banking as a Service (“BaaS”) enabling broker dealers and digital financial service providers to offer their clients banking services. The “X” is indicative of the technology services that our partners provide.

As we build out CCBX, we will do our best to cover related costs with new revenues from CCBX customers.   Currently, we are in the process of working with five fintech partners, and maintaining a robust pipeline as we look forward. CCBX will be supported by staff we hired late in 2019 to build the infrastructure, and additional hires in 2020 as we expect to add new partners and execute new contracts.

Just like any complex banking product, BaaS does not come without risks.  We recently announced the hiring of a dedicated Chief Risk Officer and a Data Scientist Architect with a PhD in Artificial Intelligence to further enhance the program. These hires are investments in our future and necessary to perform the services safely and soundly and to manage the risks associated with this line of business.  We also recently announced that we are building an integrated compliance and reporting system to monitor and address these risks in partnership with Neocova.

Although we carefully underwrite and complete extensive due diligence of each partner, we know that all of partners may not be successful, and like any new business some might fail.  Through ongoing monitoring of each relationship, we believe that we will be able to minimize any impact, but recognize that income streams may diminish should a partner fail.  In addition, we are very cognizant of both our compliance responsibility and the True Lender Doctrine, and should any of our partners offer lending products, the Bank will be the True Lender and engage with the relationships accordingly.

“The investments we are making today are not for immediate returns but for longer-term returns that we believe will build value for shareholders while benefiting our customers, employees, and communities we serve,” continued Sprink.  “We are pleased to provide this update and look forward to sharing more news about our CCBX division as it grows.”

Beginning with the fourth quarter 2019, we have changed references made to “wholesale” and "wholesale banking services" to "BaaS" and “BaaS fees” in our earnings release, financial statements and other information we make publicly available (other than our regulatory reports).  We have revised prior period financial statements to make this conforming change.

Results of Operations

Net interest income was $11.3 million for the quarter ended December 31, 2019, an increase of 5.6% from $10.7 million for the quarter ended September 30, 2019 and an increase of 14.6% from $9.9 million for the quarter ended December 31, 2018.   The increase compared to the prior quarter and prior year’s fourth quarter is related to increased interest income resulting from our loan growth.

Net interest income for the year ended December 31, 2019 totaled $42.0 million, an increase of 20.7% compared to $34.8 million for the fiscal year 2018. The $7.2 million increase in net interest income over the same period last year was primarily related to loan growth. During the year ended December 31, 2019, the average balance of total loans receivable increased by $138.2 million, compared to the same period last year. Increased interest income was partially offset by increased deposit costs from the growth in the balance of our interest bearing deposits of $86.6 million and an increase in the cost of deposits of 23 basis points, compared to the fiscal year 2018.

Net interest margin for the quarter ended December 31, 2019 decreased three basis points to 4.26% as compared to 4.29% for the quarter ended September 30, 2019 and was 4.43% for the quarter ended December 31, 2018. The decrease over the prior quarter was due to lower interest rates on interest earning deposits invested in other financial institutions.  The decrease in net interest margin compared to the fourth quarter in the prior year is primarily due to an increase in cost of deposits, which increased 16 basis points to 0.63% for the quarter ended December 31, 2019, compared to 0.47% for the quarter ended December 31, 2018, and 0.64% for the quarter ended September 30, 2019.

Net interest margin for the year ended December 31, 2019 was 4.23% compared to 4.24% for the comparable period last year.  Higher loans receivable, increased average loan yields and increased average interest earning deposits during the year ended December 31, 2019 helped to offset the 23 basis point increase in cost of deposits, resulting in a just a one basis point net decrease in net interest margin over the year ended December 31, 2018.

During the quarter ended December 31, 2019 the average balance of total loans receivable increased by $45.7 million, compared to the quarter ended September 30, 2019, and increased by $152.3 million, compared to the same quarter one year ago. Total loan yield for the quarter ended December 31, 2019 was 5.36%, which was the same as the quarter ended September 30, 2019, and compares to 5.39% for the quarter ended December 31, 2018.

Contractual loan yields approximated 5.15% for the quarter ended December 31, 2019, compared to 5.24% for the quarter ended September 30, 2019, and 5.15% for the quarter ended December 31, 2018. The Federal Open Market Committee (FOMC) lowered rates twice in the third quarter of 2019, resulting in lower rates on new and renewing loans in the fourth quarter of 2019.  Although we have rate floors in place for certain existing loans, the rate reductions by FOMC and any future rate adjustments will have a corresponding impact on loan yields and subsequently the net interest margin in future periods.

Deposit costs for the quarter ended December 31, 2019 were 0.63%, a decrease of one basis point from 0.64% for the quarter ended September 30, 2019, and a 16 basis point increase from the quarter ended December 31, 2018.  Market conditions for deposits continue to be competitive, and deposit costs have not declined meaningfully along with the rate reductions by the FOMC, as of yet.  Historically, there tends to be a lag in customer deposit rates being adjusted up or down in response to rate changes by the FOMC.

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the previously disclosed atypical BaaS-brokered deposits for the quarters ended June 30, 2019 and March 31, 2019.  The BaaS-brokered deposits normalized in the third quarter of 2019, therefore no adjustments were made to the performance ratios for the quarter or year ended December 31, 2019.  The adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

	Three months ended					Year ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Return on average assets (1)	1.31%	1.35%	1.31%	1.14%	1.33%	1.28%	1.14%
Return on average assets, as adjusted (1,2)	N/A	N/A	1.34%	1.20%	N/A	N/A	N/A
Return on average equity (1)	11.66%	11.72%	11.45%	10.25%	11.31%	11.29%	11.40%
Pre-tax, pre-provision return on average assets (1,3)	1.95%	1.95%	1.87%	1.66%	1.87%	1.86%	1.66%
Yield on earnings assets (1)	4.90%	4.94%	4.92%	4.82%	4.93%	4.90%	4.72%
Yield on loans receivable (1)	5.36%	5.36%	5.39%	5.40%	5.39%	5.38%	5.18%
Loan yield excluding fees (1)	5.15%	5.24%	5.23%	5.22%	5.15%	5.21%	5.00%
Cost of funds (1)	0.70%	0.72%	0.74%	0.76%	0.56%	0.73%	0.52%
Cost of funds, as adjusted (1,4)	N/A	N/A	0.71%	0.61%	N/A	N/A	N/A
Cost of deposits (1)	0.63%	0.64%	0.66%	0.68%	0.47%	0.65%	0.42%
Cost of deposits, as adjusted (1,5)	N/A	N/A	0.63%	0.52%	N/A	N/A	N/A
Net interest margin (1)	4.26%	4.29%	4.24%	4.13%	4.43%	4.23%	4.24%
Net interest margin, as adjusted (1,6)	N/A	N/A	4.38%	4.48%	N/A	N/A	N/A
Noninterest expense to average assets (1)	2.90%	2.98%	3.06%	3.12%	3.12%	3.01%	3.09%
Noninterest expense to average assets, as adjusted (1,7)	N/A	N/A	3.12%	3.37%	N/A	N/A	N/A
Efficiency ratio	59.86%	60.46%	62.05%	65.20%	62.54%	61.79%	65.08%
Loans receivable to deposits	97.02%	94.78%	97.39%	81.01%	95.56%	97.02%	95.56%
Loans receivable to deposits, as adjusted (8)	N/A	N/A	N/A	97.44%	N/A	N/A	N/A

(1) Annualized calculations shown for quarterly periods presented.

(2) For quarters ended June 30, 2019 and March 31, 2019, adjusted return on average assets is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is return on average assets.  See page 16 for more information.  Immaterial impact for years ended December 31, 2019 and 2018.

(3) Pre-tax, pre-provision return on average assets is a non-GAAP measure that excludes the impact provision and income tax expense from return on average assets.  The most directly comparable GAAP measure is return on average assets.

(4) For quarters ended June 30, 2019 and March 31, 2019, adjusted cost of funds is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is cost of funds.  See page 16 for more information.  Immaterial impact for years ended December 31, 2019 and 2018.

(5) For quarters ended June 30, 2019 and March 31, 2019, adjusted cost of deposits is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is cost of deposits.  See page 16 for more information.  Immaterial impact for years ended December 31, 2019 and 2018.

(6) For quarters ended June 30, 2019 and March 31, 2019, adjusted net interest margin is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is net interest margin.  See page 16 for more information.  Immaterial impact for years ended December 31, 2019 and 2018.

(7) For quarters ended June 30, 2019 and March 31, 2019, adjusted noninterest expense to average assets is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is noninterest expense to average assets.  See page 16 for more information.  Immaterial impact for years ended December 31, 2019 and 2018.

(8) For quarter ended March 31, 2019, adjusted loans receivable to deposits is a non-GAAP measure that excludes BaaS-brokered deposits on balance sheet. The most directly comparable GAAP measure is loans receivable to deposits.  See page 16 for more information.  Immaterial impact for years ended December 31, 2019 and 2018.

Noninterest income was $2.1 million for the fourth quarter of 2019, a decrease of $29,000 from the third quarter of 2019, and an increase of $458,000 from $1.6 million for the comparable period one year ago.  A $332,000 increase in loan referral fees and $200,000 increase in BaaS fees was partially offset by $369,000 lower gain on sale of loans and $171,000 less on realized net gain on sale of securities when compared to the quarter ended September 30, 2019.  The $458,000 increase over the quarter ended December 31, 2018 was largely due to a $317,000 increase in fees earned from BaaS fees, a $167,000 increase in loan referral fees and $122,000 lower gain on sale of loans.

Noninterest income was $8.3 million for the year ended December 31, 2019, compared to $5.5 million for the year ended December 31, 2018. The increase is primarily related to an increase in BaaS fees of $1.4 million and an additional $820,000 in loan referral fee income, which is earned when we originate a variable rate loan and arrange for the borrower to enter into an interest rate swap agreement with a third party to fix the interest rate for an extended period. Increases in mortgage broker income of $232,000, gain on sales of loans of $226,000 and a realized net gain on sale of securities of $171,000 also contributed to the increase.

Total noninterest expense for the current quarter was $8.0 million compared to $7.7 million for the preceding quarter and increased 11.6% from $7.2 million from the comparable period one year ago. Noninterest expense variances for the quarter ended December 31, 2019 as compared to the quarter ended September 30, 2019 include a $88,000 increase in occupancy expense related to higher depreciation expense, maintenance and repairs, and utilities.  Other expenses increased by $119,000 largely due to a $62,000 increase in software license expense and $87,000 more in bank examination fees.   The increased expenses for the current quarter compared to the comparable quarter one year ago were largely due to increases in salary expenses. Full time equivalent employees at December 31, 2019 totaled 201, which was up 4.7% from the prior quarter and increased 9.8% from the quarter ended December 31, 2018. Staffing increases compared to the prior year are due to organic growth initiatives, and include increases in sales staff, hiring new banking teams, and staff for the Edmonds location opened in October 2018, plus additional back office staffing to support the incremental increases in banking teams, and to grow our BaaS CCBX division.   Other expenses increased $190,000 as a result of $77,000 more in subscription and software license expense and $105,000 more in bank examination fees.

Total noninterest expense for the year ended December 31, 2019 was $31.1 million, an increase of $4.8 million or 18.5% compared to the same period last year.  The increase is primarily attributable to $2.9 million in increased salary expense, as discussed above, an increase of $461,000 in occupancy expenses from our Edmonds branch opened in October 2018, higher rent expense for other locations, and increases in depreciation.  In addition, we had an increase of $426,000 in legal and professional fees, largely due to expenses related to being a public company, and our BaaS activities through CCBX operations.

The provision for income taxes was $28,000 more this quarter compared to the third quarter of 2019, and $123,000 more than the fourth quarter of 2018, as a result of increased taxable income.  The provision for income taxes was $920,000 more for the year ended December 31, 2019 compared to the year ended December 31, 2018 as a result of increased taxable income.  The Company uses a federal statutory tax rate of 21% as a basis for calculating provision for income taxes.

Balance Sheet

The Company’s total assets increased $176.4 million, or 18.5% to $1.13 billion at December 31, 2019 from $952.1 million at December 31, 2018.  The primary cause of the increase was a $169.1 million in increased net loans receivable. Additionally, the Company implemented the new lease accounting standard, which brought operating leases onto the balance sheet on January 1, 2019, and increased assets and liabilities $8.5 million and $8.7 million, respectively, as of December 31, 2019.  In the quarter ended December 31, 2019 total assets increased $38.5 million, or 3.5% to $1.13 billion at December 31, 2019 from $1.09 billion at September 30, 2019.  The increase was attributed to an increase in net loans receivable of $64.4 million partially offset by a decrease of $20.0 million in interest earning deposits with other banks.

Total loans receivable, net of allowance for loan losses, increased $169.1 million, or 22.3%, to $927.6 million at December 31, 2019, from $758.5 million at December 31, 2018 and $64.4 million or 7.5% from $863.2 million at September 30, 2019.  The growth in net loans receivable over the previous year end was due primarily to increases in commercial real estate loans of $97.4 million, $33.0 million in construction, land and land development loans, $21.0 million in commercial and industrial loans and $20.3 million in residential real estate loans.  As a percent of total loans, all categories remained consistent with December 31, 2018, and we have been able to maintain this allocation by growing all areas of our portfolio.  The increase over the quarter ended September 30, 2019 was due to increases in commercial real estate of $34.8 million, $14.2 million in residential real estate and $10.1 million in construction, land and land development loans

The following table summarizes the loan portfolio at the periods indicated.

	As of
	December 31, 2019		September 30, 2019		December 31, 2018
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans	$111,401	11.8%	$105,634	12.1%	$90,390	11.8%
Real estate:
Construction, land and
land development	97,034	10.3	86,919	9.9	64,045	8.3
Residential	115,011	12.2	100,818	11.5	94,745	12.3
Commercial real estate	613,398	65.2	578,607	66.1	515,959	67.1
Consumer and other	4,214	0.5	3,720	0.4	3,584	0.5
Gross loans receivable	941,058	100.0%	875,698	100.0%	768,723	100.0%
Net deferred origination fees	(1,955)		(1,586)		(824)
Loans receivable	$939,103		$874,112		$767,899

Total deposits increased $164.3 million, or 20.5%, to $968.0 million at December 31, 2019 from $803.6 million at December 31, 2018.  The increase is largely due to a $166.5 million increase in core deposits.  During the year ended December 31, 2019 noninterest bearing deposits increased $77.7 million, or 26.5%, to $371.2 million from $293.5 million at December 31, 2018.  NOW and money market accounts increased $88.0 million, savings accounts were static, BaaS-brokered deposits increased $13.1 million and time deposits decreased $15.2 million. Total deposits increased $45.7 million or 5.0% compared to September 30, 2019.  This increase was largely due to an increase in noninterest bearing deposits of $22.2 million and $21.6 million increase in NOW and money market accounts.  Our efforts to grow noninterest bearing and other core deposits is evidenced by the steady increase in these categories when compared to total deposits.

The following table summarizes the deposit portfolio at the periods indicated and breaks out BaaS-brokered deposits.

	As of
	December 31, 2019		September 30, 2019		December 31, 2018
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$371,243	38.4%	$349,087	37.9%	$293,525	36.5%
NOW and money market	437,908	45.2	416,315	45.1	349,952	43.6
Savings	53,365	5.5	52,191	5.7	52,572	6.5
Total core deposits	862,516	89.1	817,593	88.7	696,049	86.6
BaaS brokered deposits	23,586	2.4	13,340	1.4	10,521	1.3
Time deposits less than $250,000	51,644	5.4	58,369	6.3	62,272	7.8
Time deposits $250,000 and over	30,213	3.1	32,947	3.6	34,772	4.3
Total deposits	$967,959	100.0%	$922,249	100.0%	$803,614	100.0%

Total shareholders’ equity increased $15.0 million since December 31, 2018.  The increase in shareholders’ equity was primarily due to $13.2 million in net earnings during the year and a $1.3 million increase in additional other comprehensive income. During the third quarter of 2019, we sold $30.0 million of longer-term Treasury bonds (6-year average life) and replaced them with shorter-term Treasury bonds (less than 1-year average life) and certificates of deposit with one year maturities.  As a result, our exposure to declines in the value of our available for sale investment portfolio has decreased.

Capital Ratios

The Company and the Bank remain well capitalized at December 31, 2019, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines

Tier 1 leverage capital	11.22%	11.64%	5.00%
Common Equity Tier 1 risk-based capital	12.44%	12.74%	6.50%
Tier 1 risk-based capital	12.44%	13.10%	8.00%
Total risk-based capital	13.64%	15.35%	10.00%

Asset Quality

The allowance for loan losses was 1.22% of loans receivable at December 31, 2019 compared to 1.25% at September 30, 2019 and 1.23% at December 31, 2018.  Provision for loan losses totaled $820,000 for the current quarter, $637,000 for the preceding quarter, and $425,000 for the same quarter in the prior year. Net charge-offs totaled $238,000 for the quarter ended December 31, 2019, compared to net charge-offs of $192,000 for the quarter ended September 30, 2019 and $129,000 net charge-offs for the quarter ended December 31, 2018. Net charge-offs totaled $481,000 for the year ended December 31, 2019, compared to $436,000 in net charge-offs for the year ended December 31, 2018.

At December 31, 2019 our nonperforming assets were $1.0 million, or 0.09% of total assets, compared to $1.3 million or 0.12% of total assets at September 30, 2019, and $1.8 million, or 0.19% of total assets at December 31, 2018.  There were no repossessed assets or other real estate owned at December 31, 2019.

Our nonperforming loans to loans receivable ratio was 0.11% at December 31, 2019, compared to 0.24% at December 31, 2018.  Commercial and industrial nonaccrual loans totaled $965,000 at quarter end, and consisted of six lending relationships.  During the fourth quarter charge-offs totaled $230,000 on nonperforming loans.  Principal reductions along with the aforementioned charge-offs resulted in an overall decrease in our ratios of nonperforming loans and nonperforming assets to total assets compared to December 31, 2018.  No additional loans were moved to nonperforming status in the fourth quarter.

Credit quality has remained stable throughout 2019 as demonstrated by the low level of charge-offs and declining nonperforming loan balance.

The following table details the Company’s nonperforming assets for the periods indicated.

	As of
	December 31,	September 30,	December 31,
(Dollars in thousands)	2019	2019	2018

Nonaccrual loans:
Commercial and industrial loans	$965	$1,233	$493
Real estate:
Residential	65	67	72
Commercial real estate - troubled debt restructure	-	-	1,261
Total nonaccrual loans	1,030	1,300	1,826
Total accruing loans past due 90 days or more	-	-	-
Total nonperforming loans	1,030	1,300	1,826
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$1,030	$1,300	$1,826
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.11%	0.15%	0.24%
Total nonperforming assets to total assets	0.09%	0.12%	0.19%

About Coastal Financial

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company with Coastal Community Bank (the “Bank”), a full-service commercial bank, as its sole wholly-owned banking subsidiary.  The $1 billion community bank that the Bank operates provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides select partners with BaaS through its CCBX Division. To learn more about Coastal visit www.coastalbank.com.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	December 31	September 30,	December 31,
	2019	2019	2018
Cash and due from banks	$16,555	$22,060	$16,315
Interest earning deposits with other banks	111,259	131,287	109,467
Investment securities, available for sale, at fair value	28,360	28,319	36,660
Investment securities, held to maturity, at amortized cost	4,350	4,377	1,262
Other investments	4,505	4,405	3,766
Loans receivable	939,103	874,112	767,899
Allowance for loan losses	(11,470)	(10,888)	(9,407)
Total loans receivable, net	927,633	863,224	758,492
Premises and equipment, net	13,108	13,167	13,167
Operating lease right-of-use assets	8,493	9,205	-
Accrued interest receivable	2,980	2,629	2,526
Bank-owned life insurance, net	6,882	6,832	6,688
Deferred tax asset, net	2,743	2,206	2,518
Other assets	1,658	2,349	1,249
Total assets	$1,128,526	$1,090,060	$952,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$967,959	$922,249	$803,614
Federal Home Loan Bank (FHLB) advances	10,000	20,000	20,000
Subordinated debt, net	9,979	9,975	9,965
Junior subordinated debentures, net	3,583	3,582	3,581
Deferred compensation	974	1,000	1,078
Accrued interest payable	308	303	279
Operating lease liabilities	8,679	9,386	-
Other liabilities	2,871	3,143	4,437
Total liabilities	1,004,353	969,638	842,954

SHAREHOLDERS’ EQUITY
Common stock	86,983	86,866	86,431
Retained earnings	37,222	33,614	24,021
Accumulated other comprehensive loss, net of tax	(32)	(58)	(1,296)
Total shareholders’ equity	124,173	120,422	109,156
Total liabilities and shareholders’ equity	$1,128,526	$1,090,060	$952,110

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three months ended
	December 31,	September 30,	December 31,
	2019	2019	2018
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$12,323	$11,691	$10,308
Interest on interest earning deposits with other banks	477	486	483
Interest on investment securities	154	168	155
Dividends on other investments	80	10	65
Total interest and dividend income	13,034	12,355	11,011
INTEREST EXPENSE
Interest on deposits	1,511	1,435	932
Interest on borrowed funds	192	193	191
Total interest expense	1,703	1,628	1,123
Net interest income	11,331	10,727	9,888
PROVISION FOR LOAN LOSSES	820	637	425
Net interest income after provision for loan losses	10,511	10,090	9,463
NONINTEREST INCOME
Deposit service charges and fees	805	795	803
BaaS fees	656	456	339
Loan referral fees	332	-	165
Mortgage broker fees	111	140	57
Sublease and lease income	27	16	10
Gain on sales of loans, net	-	369	122
Gain on sales of securities, net	-	171	-
Other	128	141	105
Total noninterest income	2,059	2,088	1,601
NONINTEREST EXPENSE
Salaries and employee benefits	4,901	4,971	4,354
Occupancy	972	884	889
Data processing	544	509	499
Director and staff expenses	302	241	208
Excise taxes	190	184	155
Marketing	93	98	120
Legal and professional fees	231	170	325
Federal Deposit Insurance Corporation (FDIC) assessments	(21)	(4)	48
Business development	111	122	85
Other	692	573	502
Total noninterest expense	8,015	7,748	7,185
Income before provision for income taxes	4,555	4,430	3,879
PROVISION FOR INCOME TAXES	947	919	824
NET INCOME	$3,608	$3,511	$3,055

Basic earnings per common share	$0.30	$0.30	$0.26
Diluted earnings per common share	$0.30	$0.29	$0.25
Weighted average number of common shares outstanding:
Basic	11,903,750	11,901,873	11,877,261
Diluted	12,213,512	12,188,507	12,166,250

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Year ended
	December 31,	December 31,
	2019	2018
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$45,350	$36,537
Interest on interest earning deposits with other banks	2,423	1,432
Interest on investment securities	635	618
Dividends on other investments	179	156
Total interest and dividend income	48,587	38,743
INTEREST EXPENSE
Interest on deposits	5,802	3,141
Interest on borrowed funds	774	785
Total interest expense	6,576	3,926
Net interest income	42,011	34,817
PROVISION FOR LOAN LOSSES	2,544	1,826
Net interest income after provision for loan losses	39,467	32,991
NONINTEREST INCOME
Deposit service charges and fees	3,107	3,061
BaaS fees	2,060	709
Loan referral fees	1,438	618
Mortgage broker fees	447	215
Sublease and lease income	58	81
Gain on sales of loans, net	490	264
Gain on sales of securities, net	171	-
Other	487	519
Total noninterest income	8,258	5,467
NONINTEREST EXPENSE
Salaries and employee benefits	18,959	16,026
Occupancy	3,775	3,314
Data processing	2,081	1,971
Director and staff expenses	1,000	701
Excise taxes	719	559
Marketing	393	373
Legal and professional fees	1,103	677
Federal Deposit Insurance Corporation (FDIC) assessments	184	295
Business development	431	326
Other	2,418	1,974
Total noninterest expense	31,063	26,216
Income before provision for income taxes	16,662	12,242
PROVISION FOR INCOME TAXES	3,461	2,541
NET INCOME	$13,201	$9,701

Basic earnings per common share	$1.11	$0.93
Diluted earnings per common share	$1.08	$0.91
Weighted average number of common shares outstanding:
Basic	11,896,258	10,440,740
Diluted	12,196,120	10,608,764

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$106,985	$477	1.77%	$85,406	$486	2.26%	$83,751	$483	2.29%
Investment securities (1)	32,871	154	1.86	36,974	168	1.80	39,590	155	1.55
Other Investments	3,743	80	8.48	3,621	10	1.10	2,974	65	8.67
Loans receivable (2)	911,373	12,323	5.36	865,674	11,691	5.36	759,084	10,308	5.39
Total interest earning assets	1,054,972	13,034	4.90	991,675	12,355	4.94	$885,399	$11,011	4.93
Noninterest earning assets:
Allowance for loan losses	(11,002)			(10,548)			(9,191)
Other noninterest earning assets	51,373			50,842			37,155
Total assets	$1,095,343			$1,031,969			$913,363

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$585,277	$1,511	1.02%	$555,665	$1,435	1.02%	$495,931	$932	0.75%
Subordinated debt, net	9,977	148	5.89	9,973	148	5.89	9,962	148	5.89
Junior subordinated debentures, net	3,583	39	4.32	3,582	42	4.65	3,581	42	4.65
FHLB advances and other borrowings	893	5	2.22	539	3	2.21	295	1	1.34
Total interest bearing liabilities	599,730	1,703	1.13	569,759	1,628	1.13	$509,769	$1,123	0.87
Noninterest bearing deposits	360,030			330,553			292,866
Other liabilities	12,869			12,756			3,529
Total shareholders' equity	122,714			118,901			107,199
Total liabilities and
shareholders' equity	$1,095,343			$1,031,969			$913,363
Net interest income		$11,331			$10,727			$9,888
Interest rate spread			3.77%			3.81%			4.06%
Net interest margin (3)			4.26%			4.29%			4.43%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE

(Dollars in thousands; unaudited)

	For the Year Ended
	December 31, 2019			December 31, 2018
	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets
Interest earning assets:
Interest earning deposits	$107,916	$2,423	2.25%	$73,330	$1,432	1.95%
Investment securities (1)	37,368	635	1.70	39,640	618	1.56
Other Investments	3,545	179	5.05	3,022	156	5.16
Loans receivable (2)	843,450	45,350	5.38	705,292	36,537	5.18
Total interest earning assets	$992,279	$48,587	4.90	$821,284	$38,743	4.72
Noninterest earning assets:
Allowance for loan losses	(10,304)			(8,657)
Other noninterest earning assets	49,998			36,631
Total assets	$1,031,973			$849,258

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$565,713	$5,802	1.03%	$478,231	$3,141	0.66%
Subordinated debt, net	9,971	587	5.89	9,957	587	5.90
Junior subordinated debentures, net	3,582	168	4.69	3,580	157	4.39
FHLB advances and other borrowings	819	19	2.32	2,010	41	2.04
Total interest bearing liabilities	$580,085	$6,576	1.13	$493,778	$3,926	0.80
Noninterest bearing deposits	322,064			267,227
Other liabilities	12,944			3,154
Total shareholders' equity	116,880			85,099
Total liabilities and
shareholders' equity	$1,031,973			$849,258
Net interest income		$42,011			$34,817
Interest rate spread			3.76%			3.92%
Net interest margin (3)			4.23%			4.24%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Income Statement Data:
Interest and dividend income	$13,034	$12,355	$11,804	$11,394	$11,011
Interest expense	1,703	1,628	1,618	1,627	1,123
Net interest income	11,331	10,727	10,186	9,767	9,888
Provision for loan losses	820	637	547	540	425
Net interest income after
provision for loan losses	10,511	10,090	9,639	9,227	9,463
Noninterest income	2,059	2,088	2,132	1,984	1,601
Noninterest expense	8,015	7,748	7,643	7,662	7,185
Net income - pre-tax, pre-provision	5,375	5,067	4,675	4,089	4,304
Provision for income tax	947	919	854	741	824
Net income	3,608	3,511	3,274	2,808	3,055

	As of Period End or for the Three Month Period
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Balance Sheet Data:
Cash and cash equivalents	$127,814	$153,347	$113,470	$257,659	$125,782
Investment securities	32,710	32,696	42,381	38,217	37,922
Loans receivable	939,103	874,112	845,443	791,072	767,899
Allowance for loan losses	(11,470)	(10,888)	(10,443)	(9,915)	(9,407)
Total assets	1,128,526	1,090,060	1,031,024	1,116,090	952,110
Interest bearing deposits	596,716	573,162	552,254	680,249	510,089
Noninterest bearing deposits	371,243	349,087	315,890	296,247	293,525
Core deposits (1)	862,516	817,593	754,768	716,623	696,049
Total deposits	967,959	922,249	868,144	976,496	803,614
Total borrowings	23,562	33,557	33,554	13,549	33,546
Total shareholders’ equity	124,173	120,422	116,591	112,365	109,156

Share and Per Share Data (2):
Earnings per share – basic	$0.30	$0.30	$0.28	$0.24	$0.26
Earnings per share – diluted	$0.30	$0.29	$0.27	$0.23	$0.25
Dividends per share	-	-	-	-	-
Book value per share (3)	$10.42	$10.11	$9.79	$9.44	$9.18
Tangible book value per share (4)	$10.42	$10.11	$9.79	$9.44	$9.18
Weighted avg outstanding shares – basic	11,903,750	11,901,873	11,895,026	11,884,107	11,877,261
Weighted avg outstanding shares – diluted	12,213,512	12,188,507	12,202,197	12,183,234	12,166,250
Shares outstanding at end of period	11,913,885	11,912,115	11,908,185	11,902,715	11,893,203
Stock options outstanding at end of period	784,217	786,257	791,267	804,117	688,312

	As of Period End or for the Three Month Period
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Credit Quality Data:
Nonperforming assets to total assets	0.09%	0.12%	0.16%	0.12%	0.19%
Nonperforming assets to loans receivable and OREO	0.11%	0.15%	0.19%	0.17%	0.24%
Nonperforming loans to total loans receivable	0.11%	0.15%	0.19%	0.17%	0.24%
Allowance for loan losses to nonperforming loans	1113.6%	837.5%	633.7%	754.6%	515.2%
Allowance for loan losses to total loans receivable	1.22%	1.25%	1.24%	1.25%	1.23%
Gross charge-offs	$242	$196	$22	$34	$134
Gross recoveries	$4	$4	$3	$2	$5
Net charge-offs to average loans (5)	0.10%	0.09%	0.01%	0.02%	0.07%

Capital Ratios (6):
Tier 1 leverage capital	11.64%	12.00%	11.99%	11.57%	12.46%
Common equity Tier 1 risk-based capital	12.74%	13.02%	12.99%	13.24%	13.70%
Tier 1 risk-based capital	13.10%	13.40%	13.37%	13.66%	14.13%
Total risk-based capital	15.35%	15.70%	15.70%	16.06%	16.58%

(1) Core deposits are defined as all deposits excluding BaaS-brokered and time deposits.
(2) Share and per share amounts are based on total common shares outstanding, which includes common stock and nonvoting common stock.

(3) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares, which includes common stock and nonvoting common stock, at the end of each period.

(4) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares, which includes common stock and nonvoting common stock, at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(5) Annualized calculations.
(6) Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP. These non-GAAP financial measures are presented to illustrate the impact of temporary high rate BaaS deposits on the balance sheet.  By removing these temporary deposits to show what the results would have been without them we are providing the investors with the information to better compare results with periods that did not have these temporary deposits.  These measures include the following:

“Adjusted return on average assets” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is return on average assets.

“Adjusted cost of funds” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is cost of funds.

“Adjusted cost of deposits” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is cost of deposits.

“Adjusted net interest margin” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is net interest margin.

“Adjusted noninterest expense to average assets” is a non-GAAP measure that excludes the temporary impact of holding high rate BaaS deposits on balance sheet. The most directly comparable GAAP measure is noninterest expense to average assets.

“Adjusted loans receivable to deposits” is a non-GAAP measure that excludes BaaS-brokered deposits on balance sheet. The most directly comparable GAAP measure is loans receivable to deposits.

The Company also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(Dollars in thousands)	June 30, 2019	March 31, 2019
Adjusted return on average assets:
Total average assets	$1,002,436	$997,069
Less: average BaaS-brokered deposits	20,252	74,116
Adjusted total average deposits and borrowings	$982,184	$922,953
Total net income	$3,274	$2,808
Less: fees earned on servicing BaaS-brokered deposits	36	78
Adjusted net income	$3,238	$2,730
Adjusted return on average assets:	1.34%	1.20%
Adjusted cost of funds:
Total average deposits and borrowings	$874,610	$872,979
Less: average BaaS-brokered deposits	20,252	74,116
Adjusted total average deposits and borrowings	$854,358	$798,863
Total interest expense	$1,618	$1,627
Less: interest expense on BaaS-brokered deposits	116	435
Adjusted interest expense	$1,502	$1,192
Adjusted cost of funds:	0.71%	0.61%
Adjusted cost on deposits:
Total average deposits	$859,516	$859,135
Less: average BaaS-brokered deposits	20,252	74,116
Adjusted total average deposits	$839,264	$785,019
Interest expense on deposits	$1,420	$1,436
Less: interest expense on BaaS-brokered deposits	116	435
Adjusted interest expense on interest bearing deposits	$1,304	$1,001
Adjusted cost of deposits:	0.63%	0.52%
Adjusted net interest margin:
Total average interest earning assets	$962,867	$958,547
Less: average BaaS-brokered deposits held in cash	20,252	74,116
Adjusted total average interest earning assets	$942,615	$884,431
Total net interest income	$10,186	$9,767
Less: interest income earned BaaS-brokered deposits held in cash	116	435
Plus: interest expense on BaaS-brokered deposits	116	435
Adjusted net interest income	10,186	9,767
Adjusted net interest margin:	4.38%	4.48%
Adjusted noninterest expense to average assets:
Total average assets	$1,002,436	$997,069
Less: average BaaS-brokered deposits	20,252	74,116
Adjusted total average assets	$982,184	$922,953
Total noninterest expense	$7,643	$7,662
Adjusted noninterest expense to average assets:	3.12%	3.37%
	As of and for the Three Months Ended
(Dollars in thousands)	June 30, 2019	March 31, 2019
Adjusted loans receivable to deposits (1):
Total loans receivable	n/a	$791,072
Total deposits	n/a	976,496
Less: BaaS-brokered deposits	n/a	164,604
Total deposits, less BaaS-brokered deposits	n/a	$811,892
Adjusted loans receivable to deposits:	n/a	97.44%

(1) Adjusted loans receivable to deposits is only presented for periods that include atypically large BaaS-brokered deposits as of the end of the period presented.